Exhibit 99.1

Clearwater Paper Provides an Update of Impacts to Third Quarter Results and Availability and Timing of Third Quarter 2017 Earnings Conference Call and Webcast

SPOKANE, Wash.--(BUSINESS WIRE)--October 3, 2017--Clearwater Paper Corporation (NYSE: CLW) today provided an update on certain factors that are expected to negatively impact operating results for the third quarter of 2017 by approximately $8 to $9 million, based on preliminary results. The company is currently in the process of completing its financial closing procedures for the third quarter of 2017 and will report final results for the quarter on October 19, 2017.

Several factors are expected to negatively impact the company’s prior outlook for the third quarter. The planned major maintenance outage at the Lewiston, Idaho, mill is expected to cost an incremental $3 to $4 million as a result of higher than expected repair costs and lost production due to a three-day delay in the startup of the paper machines. However, the delay did not impact the new continuous pulp digester, which commenced start-up as scheduled at the end of the third quarter. Inclement weather caused by hurricanes in the Southeast delayed shipments to customers and contributed to higher transportation expenses and reduced revenues with a net impact totaling approximately $2 million. The expected relief in rising pulp prices in the latter half of the quarter did not materialize contributing to approximately $2 million of incremental expenses. Also, lower than expected case shipments of consumer products and lower converted paperboard shipment volumes are expected to negatively impact results by approximately $1 million.

“Although we are disappointed with the expected negative impact to our third quarter results, we remain confident in our long-term plan to improve operating efficiencies and lower costs,” said Linda Massman, president and chief executive officer.

Third Quarter 2017 Earnings Release and Conference Call

Clearwater Paper expects to release its 2017 third quarter earnings on Thursday, October 19, 2017, after the market close. Clearwater Paper management will host a live conference call to discuss the earnings release, the results of operations, and other matters after its earnings press release on Thursday, October 19, 2017, at 2:00 pm Pacific Daylight Time.

Webcast

The webcast and presentation slides, which will provide certain outlook information, can be accessed at Clearwater Paper’s website: http://ir.clearwaterpaper.com

Replay Information

A replay of the webcast will be available until October 19, 2018 at Clearwater Paper’s website: http://ir.clearwaterpaper.com/results.cfm

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s expected third quarter 2017 financial results, as well as the company’s long term plan to improve operating efficiencies and lower costs. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. The expected financial results for the third quarter 2017 are preliminary and subject to completion of our financial closing procedures. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to execute on its growth and expansion strategies; unanticipated construction delays involving the company's planned new tissue manufacturing operations in Shelby, NC; competitive pricing pressures for the company's products, including as a result of increased capacity as additional manufacturing facilities are operated by the company's competitors; customer acceptance and timing and quantity of purchases of the company's tissue products, including the existence of sufficient demand for and the quality of tissue produced at the company's recently announced Shelby facility expansion when it becomes operational; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; the loss of or changes in prices in regards to a significant customer; the company's ability to successfully implement its operational efficiencies and cost savings strategies; changes in customer product preferences and competitors' product offerings; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company's manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; cyclical industry conditions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; the company’s ability to realize the expected benefits of its Manchester Industries acquisition; changes in expenses and required contributions associated with the company's pension plans; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s inability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

CONTACT:
Clearwater Paper Corporation
Investor Contact:
Robin S. Yim, 509-344-5906
Vice President, Investor Relations
robin.yim@clearwaterpaper.com
or
News Media Contact:
Matt Van Vleet, 509-344-5912
Vice President, Public Affairs
matt.vanvleet@clearwaterpaper.com